Exhibit 11.1
Insider Trading Policy
Policy Owner:Group General Counsel
Effective Date:24 March 2025
I.Delegation and GRC Framework
This Insider Trading Policy (“Policy”) is part of the GRC Framework. Any questions of interpretation or conflict in connection with this Policy should be referred, in the first instance, to your supervisor, relevant department head or the relevant OpCo Policy owner and, in the second instance, to the
Group Policy owner.
II.Purpose, applicability and scope
U.S. federal securities law and the EU Market Abuse Regulation (Regulation (EU) No 596/2014)
(“MAR”)) are designed to ensure that all investors in a company’s listed securities have timely and equal access to information when making a decision to buy, hold or sell that company’s securities. In turn, trading in VEON Securities while in possession of Inside Information constitutes insider trading, violating law and resulting in serious consequences.
This Policy is designed to reduce the risk of insider trading, unlawful disclosure of Inside Information and market manipulation and to help VEON Group Personnel and Authorized Representatives avoid the severe consequences (including potential criminal liability) associated with violations of U.S.
insider trading laws and/or MAR. This Policy is also intended to avoid even the appearance of improper conduct by any member of the VEON Group Personnel, any Authorized Representative or
anyone else associated with the VEON Group.
This Policy applies to the VEON Group, VEON Group Personnel and its Authorized Representatives.
Controlled entities and joint ventures must adopt this Policy as their own or establish a local policy in line with this Policy. The VEON Group will use its best efforts to ensure compliance with this Policy in non-controlled entities and joint ventures.
This Policy sets the minimum standards and requirements that must be followed. Local laws, regulations or rules that impose higher standards and requirements will prevail and must be adopted in local policies and procedures. A VEON Group entity may adopt stricter standards than those set forth in this Policy.
III.Definitions
Terms within this Policy shall have the meanings set forth in Appendix 3.
IV.Minimum requirements and standards
Certain identified information in this exhibit has been excluded because they are both not material and are the type of information that we treat as private or confidential.
Exhibit 11.1

1. Insider Trading and Selective Disclosure
Summary:	VEON Group Personnel and Authorized Representatives are prohibited from engaging in insider trading, and VEON’s policy is to avoid the selective disclosure of Inside Information.
Objectives
To reduce the risk of insider trading, unlawful disclosure of Inside Information and market manipulation and to help VEON, the VEON Group, VEON Group
Personnel and Authorized Representatives avoid the severe consequences associated with violations of U.S. insider trading laws and/or MAR.
To help avoid even the appearance of improper conduct by VEON, any VEON
Group Personnel, Authorized Representative or anyone else associated with the VEON Group.

Risks
Violations of U.S. insider trading laws and/or MAR could have severe consequences on the individuals involved, including severe legal penalties and disciplinary action by the Company for any conduct prohibited by this
Policy or applicable U.S. insider trading laws and/or MAR, as well as actions by the U.S. Securities Exchange Commission, the U.S. Department of Justice
or other enforcement authorities, including for potential criminal liability, and could lead to significant financial and reputational harm to the VEON
Group.

Controls	•Procedures for Buying and Selling VEON Securities Appendix 1 •Written Form for Requesting Pre-Clearance Appendix 2 Form A
Exhibit 11.1

Minimum requirements and standards
Prohibited Transactions:
Transactions in VEON Securities
VEON Group Personnel and Authorized Representatives who are in
possession of Inside Information are prohibited from:
•conducting or attempting to conduct any transactions, directly or indirectly through family members or other persons or entities, involving VEON Securities for his or her own account or for the account of a third party, including amending or canceling an order involving
VEON Securities; and
•recommending, advising, “tipping” or otherwise assisting third parties
(including family and friends or anyone else and including through any means whether private communication or social media or other communication channels) trading in VEON Securities.
Accordingly, all transactions involving VEON Securities by VEON Group
Personnel or Authorized Representatives must be pre-cleared by VEON’s
Group General Counsel in accordance with the Pre-Clearance Procedures.
Additionally, VEON considers it improper and inappropriate for VEON Group
Personnel or Authorized Representatives to engage in short- term or speculative transactions in VEON Securities, including put and call options and/or short sales, hedging transactions, or pledging or holding VEON
Securities in margin accounts. We recognize that there may be unusual circumstances where a hedging or other such transaction is appropriate.
VEON Group Personnel or Authorized Representatives wishing to enter into such transactions must apply for pre-clearance from the Group General
Counsel in consultation with the Group Chief Executive Officer.
Transactions in Bonds
No member of the VEON Group Personnel or Authorized Representatives
may conduct or attempt to conduct any transactions, directly or indirectly, involving Bonds for his or her own account or for the account of a third party, including amending or cancelling an order involving Bonds.
PDMRs of VEON Holdings B.V. (or its success as issuer of Bonds for the
VEON Group) shall inform and periodically remind their PCAs that PCA shall also not conduct or attempt to conduct any transactions, directly or indirectly, involving Bonds for his or her own account or for the account of a third party, including amending or cancelling an order involving
Bonds.
Transactions in the Securities of Other Companies

Exhibit 11.1
VEON Group Personnel or Authorized Representatives may also become aware of Inside Information about other companies from time to time as a result of carrying out their duties or as a result of their role, presence or relationship with the VEON Group. The Company’s prohibitions against insider trading in VEON Securities apply equally to transactions in those companies’ securities while the VEON Group Personnel or Authorized
Representative is in possession of Inside Information.
If VEON Group Personnel or Authorized Representatives have any doubts or questions regarding the legality and permissibility of a transaction in another companies’ securities in light of the above prohibition and any
Inside Information of which they are aware, they are strongly encouraged to consult with the Group General Counsel for guidance.
Selective Disclosure:
The VEON Group’s policy is to avoid the selective disclosure of Inside
Information. The VEON Group has established procedures for disclosing Inside
Information in a manner that achieves broad and simultaneous public dissemination of the information. Generally, on the third business day following the information being publicly disclosed through a press release available to a major news service, a public filing with regulatory agencies or materials otherwise made available to the public (with the day of the release counting as the first business day), it is no longer Inside Information.
All Inside Information regarding VEON, the VEON Group or a VEON Entity shall only be disclosed as provided in the foregoing paragraph by Authorized
Representatives of VEON. VEON Group Personnel and Authorized
Representatives also may not discuss any business of the VEON Group in any online forum (including through a social media platform), unless authorized to do so in accordance with VEON Group policies, as this may lead to inadvertent selective disclosure of confidential or Inside Information through discussion of VEON, the VEON Group or a VEON Entity or their activities in public. VEON Group Personnel and Authorized Representatives are bound by a duty of confidentiality in relation to confidential information obtained directly or indirectly in the course of their duties. VEON Group Personnel and
Authorized Representatives must not communicate or otherwise disclose any confidential information concerning VEON or use that information in any way, to gain an advantage for themselves or someone else or to cause detriment to VEON or its reputation. Any such inadvertent disclosure by VEON Group
Personnel and Authorized Representatives will be subject to the provisions and prohibitions contained in this Policy.
Exhibit 11.1

Individual Responsibility
VEON Group Personnel and Authorized Representatives subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about VEON and to refrain from engaging in transactions in VEON
Securities while in possession of Inside Information. VEON Group Personnel and Authorized Representatives must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he, she or they complies with this Policy, and that any PCAs whose transactions are subject to this Policy, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Inside Information rests with that individual, and any action on the part of VEON, the Group General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable U.S. insider trading laws and/or MAR. VEON Group Personnel and Authorized
Representatives could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable
U.S. insider trading laws and/or MAR. PCAs could also be subject to liability, under applicable U.S. insider trading laws and/or MAR, for the violation of the laws thereunder.

V.Assurance
All VEON Group Personnel and Authorized Representatives acknowledge that the Group General
Counsel is authorized to investigate all transactions in VEON Securities executed by, under the authority or on behalf of such VEON Group Personnel or Authorized Representative or by their PCAs.
All VEON Group Personnel and Authorized Representatives must, as soon as practicable, provide the
Group General Counsel with all information requested from time to time. If requested, VEON Group
Personnel and Authorized Representatives will instruct their stockbroker, responsible intermediary or
PCAs to provide the Group General Counsel with any requested information on transactions executed in VEON Securities on behalf of such person (or on his/her/their own behalf, in the case of transactions executed by PCAs).
VI.Management certification
As part of the VEON Management Certification process, certain representations will be required from
OpCo Management and select members of key management at VEON HQ. Representations with respect to compliance with the requirements of this policy will be included in the Management
Certification as deemed necessary by the Policy Owner.
VII.Where to go for help
Any questions about this Policy or about a conflict of interest should be referred, in the first instance, to your supervisor, relevant department head or the relevant OpCo Policy owner and, in the second instance, to the Group Policy owner.
Exhibit 11.1
If you believe that someone may have violated this Policy, please contact your Local Ethics
& Compliance Officer or Group Compliance at [*] or submit a report about the violation at
[*]. For more information about reporting violations please refer to the VEON Speak Up:
Raising Concerns and Non-Retaliation Policy. VEON does not tolerate any form of retaliation, harassment, or intimidation of any person who has reported an alleged violation in good faith.
VEON will investigate the alleged misconduct in relation to this Policy in accordance with the
VEON Investigations Management Policy and Investigations Procedures. Any member of the VEON
Group Personnel who violates this Policy may be subject to disciplinary measures, up to and including termination of employment.
VIII.Reference Documents
This Policy and other policies, procedures and guidelines can be found in the House of Policies on the
VEON Group intranet.
IX.Document History

Effective Date	Revision	Reason/Description
19 September 2017	4.0	[*] and [*]
31 December 2020	5.0	Revised in line with the new operating model
25 April 2023	6.0	GRC simplification project
24 March 2025	7.0
Removal of Dutch securities laws and other
considerations specific to Euronext Amsterdam listing;
amendments to trading window regime to instead
include trading blackout periods; amendments to
reflect prohibition against trading in other companies
securities on the basis of Inside Information

Exhibit 11.1
Appendix 1 Procedures for Buying and Selling VEON Securities
I.Trading Blackout Periods
A “Trading Blackout Period” shall, unless expressly communicated otherwise by the Group General
Counsel in consultation with the Group Executive Committee (the “GEC”) in accordance with Section
II below, commence on the last business day of each fiscal quarter and end on the third business day
(with the day of release counting as the first business day) following the publication by VEON of its quarterly and/or annual results for the applicable period (each an “Earnings Release”). For example, if there is an Earnings Release early on Thursday morning, the Trading Blackout Period would end at the open of business on the following Monday morning if there is no other Inside Information.
It is the responsibility of the VEON Group Personnel and Authorized Representative transacting in any
VEON Securities to be aware of and to comply with the scheduled Trading Blackout Periods.
No VEON Group Personnel or Authorized Representatives shall trade in VEON Securities during a
Trading Blackout Period unless such trade has been explicitly approved by the Group General Counsel or is otherwise in accordance with the terms of the VEON Insider Trading Policy.
II.Delay, Suspension of End, or of Early Commencement, of Trading Blackout Periods
Following the publication by VEON of its Earnings Release, and no later than the second business day following the publication of by VEON of its Earnings Release (with the day of release counting as the first business day), the Group Executive Committee shall meet via email to consider whether circumstances exist that warrants delaying or suspending the end of the Trading Blackout Period and shall promptly notify all VEON Group Personnel and Authorized Representatives of any such decision to delay or suspend the ending of a Trading Blackout Period.
The Group General counsel in consultation with the Group Chief Executive Officer may also decide at any time to commence a Trading Blackout Period and shall promptly notify VEON Group Personnel and Authorized Representatives of such decision.
III.Pre-Clearance Procedure
Unless otherwise determined by the Group General Counsel in consultation with the Group Chief
Executive Officer, pre-clearance to engage in transactions involving VEON Securities will only be provided outside of Trading Blackout Periods.
If a member of VEON Group Personnel or an Authorized Representative wishes to execute a transaction involving VEON Securities, such person must:
•deliver to the Group General Counsel (via hard copy or by e-mail) a written request for pre-
clearance on Form A (see Appendix 2), prior to initiating any transaction; and
•effect the approved transaction outside of a Trading Blackout Period and within 2 business days of receiving pre-clearance. If a pre-cleared transaction is not affected within that 2-day
Exhibit 11.1
period, a new Form A must be submitted and approved by the Group General Counsel prior to executing the transaction.
Please note that:
•pre-clearance can be withdrawn at any time by the Group General Counsel before the pre-cleared transaction has taken place if new information becomes known or there is a change in circumstances that warrants such withdrawal;
•all efforts will be made to respond promptly to pre-clearance requests; any refusal of pre-
clearance to trade shall be treated as confidential by the applicant;
•pre-clearance to engage in transactions involving VEON Securities will only be approved outside of Trading Blackout Periods unless otherwise determined by the Group General Counsel;
•pre-clearance of a transaction does not discharge a member of VEON Group Personnel or
Authorized Personnel from individual responsibility to comply with his or her legal obligations
(including not completing the pre-cleared transaction if they find themselves in possession of inside information after such pre-clearance is received), nor does it protect such person from any legal liability for insider trading or a similar offense in any jurisdiction;
•pre-clearance of any transaction should not be considered legal advice or confirmation that a member of VEON Group Personnel or Authorized Personnel does not possess Inside Information;
and
•all VEON Group Personnel and or Authorized Personnel should also be prepared to comply with
Rule 144 under the U.S. Securities Act of 1933, as amended, and file a Form 144, if applicable, at the time of any sale made in reliance on the Rule 144 safe harbor.
III. Exceptions to Trading Restrictions
The trading restrictions in this Policy do not apply to trading in VEON Securities pursuant to:
•A “prearranged trading plan” that has been pre-cleared by the Group General Counsel in consultation with the Group Chief Executive Officer. Such trading plans, managed by brokers, allow certain VEON Group Personnel, such as officers and directors, who frequently possess
Inside Information as part of their normal job responsibilities, to trade in VEON Securities with significantly reduced risk of insider trading liability. This is due to the fact that these trading plans do not provide their owners with any discretion over when to execute trades, thus ensuring that trades are not made on the basis of Inside Information.
•The vesting of restricted or deferred stock, or the exercise of a tax withholding right pursuant to which a person elects to have VEON withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted or deferred stock. The trading restrictions in this Policy does apply, however, to any market sale of restricted or deferred stock.
•The exercise of an employee stock option acquired pursuant to the VEON’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have VEON withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions in this Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Exhibit 11.1
•An arrangement that results in no effective change in the beneficial interest in such VEON
Securities (e.g., transfer of securities already held in a trust of which the VEON Group
Personnel or Authorized Representative is the beneficial owner)
Exhibit 11.1
Appendix 2 Form A
Request for Approval to Engage in Transactions in VEON Securities

To:	The General Counsel, VEON Ltd.
From:	Print Name
Signature
Date:
Time:
I hereby request approval for (circle one)
MYSELF
A MEMBER OF MY FAMILY OR ANOTHER PERSON LIVING IN THE SAME HOUSEHOLD AS ME
OTHER (please insert name of person/entity)
I hereby certify that I am not in possession of Inside Information concerning VEON.
Type of Transaction (circle one):
PURCHASE
SALE
EXERCISE OPTION (AND HOLD SHARES)
EXERCISE OPTION (AND SELL SHARES)
OTHER
Securities Involved in Transaction:
Number of common shares (or ADSs):
Exhibit 11.1
Number of registered shares represented by option:
Other (please explain):
Beneficial Ownership (if not applicable, please write “N/A”):
Name of beneficial owner if other than yourself:
Relationship of beneficial owner to yourself:
THIS AUTHORIZATION IS VALID FOR ONLY 2 BUSINESS DAYS AFTER THE TIME OF APPROVAL OR UNTIL
THE NEXT TRADING BLACKOUT PERIOD COMMENCES, WHICHEVER COMES FIRST. THIS
AUTHORIZATION SHOULD NOT BE INTERPRETED AS LEGAL ADVICE.
Approved by:
Name:
Date:
Time:
Exhibit 11.1
Appendix 3 Definitions
Authorized Representative: Any agent who is not an employee of VEON or VEON Group, or any other third party properly authorized, instructed or contracted to act for or on behalf of VEON or the VEON
Group, whether for the VEON Group as a whole or for one or more businesses in the VEON Group.
Form A: The form for requesting pre-clearance for a transaction involving VEON Securities as set out on Appendix 2.
Inside Information: With respect to the VEON Group (or any member of the VEON Group), any non-
public information relating directly or indirectly to VEON Group (or any member of the VEON Group), any VEON Securities or to VEON, the VEON Group or relevant VEON Entity:
•that, if made public, could have a significant effect on the price of VEON Securities or on the price of related derivative financial instruments (whether positive or negative);
•that would be expected to be important to the investment or voting decision of a reasonable investor in VEON Securities;
•whose public disclosure would be expected to significantly alter the total mix of information in the marketplace about VEON, the VEON Group or relevant VEON Entity; or
•that a reasonable investor in VEON Securities would be substantially likely to consider important in making a decision to buy, sell or hold a security, or that is likely to have a significant effect on the market price of the security.1
With respect to any other company, Inside Information has the corresponding meaning in relation to such company and its securities, including but not limited to any information on actions to be taken by the VEON Group that might affect such other company or its securities directly or indirectly.
MAR: The EU Market Abuse Regulation (Regulation (EU) No 596/2014)
1 While it is not possible to define all categories of “Inside Information,” examples of “Inside Information” could include any information about: financial results and significant changes in financial results and/or financial condition
(annual, semi-annual, quarterly, monthly) and financial projections; major new contracts, licenses, subscribers, suppliers or finance sources or the loss thereof; significant acquisitions or disposals of assets; significant joint ventures; significant actions by regulatory authorities that relate to VEON’s operations; significant new products or services; significant pricing changes in VEON, the VEON Group’s or the relevant VEON Entity’s products or services;
significant increases or decreases in the amount of a VEON Entity’s outstanding securities or indebtedness; the granting of options or payments or other compensation to directors or officers; the granting of dividends and stock splits; changes in business or strategic plans; changes in senior management or control; significant developments in budgets or long-term plans; actual or threatened major litigation or the resolution of such litigation; changes to
VEON, the VEON Group’s or the relevant VEON Entity’s certifying accountants; or any other information that might have a significant impact on the market value of VEON Securities. Because it can be difficult to determine what may constitute Inside Information, you should avoid discussing any of the above topics (including just giving your opinion)
unless you are specifically authorized to do so or have gained approval.
Exhibit 11.1
non-public information: information that has not been disclosed to the public. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated following the information being publicly disclosed through a press release available to a major news service, a public filing with a regulatory agency or otherwise made generally available to the public. By contrast, information would likely not be considered widely disseminated if it is available only to VEON Group Personnel, or if it is only available to a select group of analysts, brokers or institutional investors. Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the third business day after its release (with the day of release counting as the first business day). VEON generally considers information to be public once it has been widely disseminated and there has been time for the market to absorb the information.
PCA: Under MAR, Persons Closely Associated include:
•a spouse, or a partner considered to be equivalent to a spouse;
•a dependent child;
•a relative who has shared the same household for at least one year on the date the manager's transaction occurred; or
•a legal person, trust or partnership, the managerial responsibilities of which are discharged by a PDMR or their PCAs, or which is directly or indirectly controlled by such a person, or which is setup for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person (i.e., a personal investment vehicle).
PDMRs: Under MAR, persons discharging managerial responsibilities in respect of the issuer are persons who are:
•a member of the administrative, management or supervisory body of the issuer; or
•a senior executive who is not a member of such body, who has regular access to inside information relating directly or indirectly to the issuer and who has power to take managerial decisions affecting the future developments and business prospects of the issuer.
Pre-Clearance Procedures: The Procedures for Buying and Selling VEON Securities set forth in
Appendix 1.
VEON: VEON Ltd.
VEON Entity: any operating company (“OpCo”) or joint venture that is directly or indirectly majority owned (more than 50 % stake) or otherwise controlled by VEON Ltd.
VEON Group: VEON, together with all VEON Entities.
VEON Group Personnel: Any director, officer, or employee (including consultants, temporary personnel and secondees) of the VEON Group.
Exhibit 11.1
VEON Securities: VEON’s common shares (including American Depositary Shares representing common shares), options to purchase such shares and any financial instruments as defined in Article
3(1)(1) of MAR (which includes debt securities) that VEON or any of its subsidiaries may issue including, without limitation, all bonds issued by VEON Holdings B.V. (or, from time to time, its successor as bond issuer for the VEON Group) (the “Bonds”).